UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 17, 2010 (August 11, 2010)

SPECTRUM BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34757 (Commission File No.)	27-2166630 (IRS Employer Identification No.)

601 Rayovac Drive Madison, Wisconsin 53711 (Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

Effective August 11, 2010, Spectrum Brands, Inc. (the “Company”) and Spectrum Brands Holdings, Inc. (the “Parent”) entered into an amended and restated employment agreement with David R. Lumley for his employment as (i) the Company’s President and Chief Executive Officer, and (ii) the Parent’s Chief Executive Officer (the “Employment Agreement”).

The Employment Agreement provides for an initial three (3) year term commencing on April 15, 2010, subject to renewal for successive one-year periods, unless either party provides written notice at least ninety (90) days prior to a renewal date of its intention not to extend the term.  Either party may terminate the employment at any time upon at least 60 days’ notice, provided that, the Company may terminate immediately by providing pay in lieu of notice.  Upon voluntary resignation by Mr. Lumley or termination for “cause” (as defined in the Employment Agreement), the Company will pay to Mr. Lumley any unpaid base salary, vacation pay, reimbursement for expenses incurred through the date of termination and accrued benefits through the date of Mr. Lumley’s termination.

The Employment Agreement provides for a base salary, payable by the Company, of $900,000 per annum.  The Parent’s board of directors (the “Board”) will review the base salary from time to time and may increase it in its discretion. Mr. Lumley is also entitled to an annual bonus, payable by the Company, based on a target of 115% of base salary and based upon the  achievement of certain annual performance goals established by the Board (and its Compensation Committee) from time to time.

Pursuant to the Employment Agreement, subject to Mr. Lumley’s continued employment with the Company, Mr. Lumley is entitled to receive, commencing in fiscal year 2011, stock or stock based awards (including options and restricted stock or units) of the Parent, with such awards containing certain vesting conditions based on the lapse of time and achievement of performance objectives established by the Compensation Committee of the Board from time to time.

The Employment Agreement provides generally that, upon the Company’s termination of Mr. Lumley’s employment without “cause” or for “good reason” (as defined in the Employment Agreement), death or disability, subject to Mr. Lumley’s execution of a separation agreement and release of claims, the Company will pay as severance an amount in cash equal to two times Mr. Lumley’s base salary and prior year annual target bonus.  In addition, Mr. Lumley would be entitled to $25,000 on the first anniversary of the termination date.  Mr. Lumley would also be entitled to a pro-rated portion of the annual bonus which he would have earned for the fiscal year in which termination occurs if his employment had not ceased as well as the continuation of certain benefits for a period of 24 months following the termination date.  Additionally,  Mr. Lumley’s equity awards may, in certain circumstances, result in accelerated vesting upon termination without “cause” or for “good reason”.

The agreement also provides that, during the term of Mr. Lumley’s employment and for a period of two years thereafter, Mr. Lumley is subject to noncompete and nonsolicit covenants.   The above description of the Employment Agreement is qualified in its entirety by reference to the terms of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8−K.

Retention Agreement

On August 11, 2010, in connection with the Company’s relocation of its corporate headquarters from Atlanta, Georgia to Madison, Wisconsin, the Company entered into a retention agreement (the “Retention Agreement”) with Tony Genito, the Chief Financial Officer of the Company. If Mr. Genito relocates to Madison Wisconsin, then he will be eligible to receive (i) a retention bonus of up to $500,000 (with a minimum of $100,000) payable in June 2011, (ii) a time based restricted stock award with a value of $500,000, (iii) grants of equity based compensation for fiscal years 2011 and 2012 and (iv) executive relocation benefits in accordance with standard Company policy. Mr. Genito agrees that the relocation shall not constitute “good reason” under his employment agreement with the Company.  The above description of the Retention Agreement is qualified in its entirety by reference to the terms of such agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8−K.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, entered into as of August 11, 2010, by and among Spectrum Brands, Inc., Spectrum Brands Holdings, Inc. and David R. Lumley

10.2	Retention Agreement, entered into as of August 11, 2010, by and between Spectrum Brands, Inc. and Anthony Genito

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS HOLDINGS, INC.

By:	/s/ John T. Wilson
Name: John T. Wilson
Title: Senior Vice President, Secretary and General Counsel

Dated:  August 17, 2010

EXHIBIT INDEX

Exhibit	Description

10.1	Amended and Restated Employment Agreement, entered into as of August 11, 2010, by and among Spectrum Brands, Inc., Spectrum Brands Holdings, Inc. and David R. Lumley

10.2	Retention Agreement, entered into as of August 11, 2010, by and between Spectrum Brands, Inc. and Anthony Genito